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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

Goodman                             Charles		H.
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   (Last)                           (First)             (Middle)

222 North LaSalle Street, Suite 2000
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                                    (Street)

Chicago                                Illinois         60601
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

General Dynamics Corporation (GD)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

March 5, 2003
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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6.
                                                                 4.
5.             Owner-
                                                                 Securities
Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)
Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4
and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ---------------
---------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)
(A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount
or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V
(D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock			    03/05/03	  A	  	350	     A
	            1,070   D
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Common Stock
1,100,000   I	   Note A
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Common Stock
1,255,572   I	   Note B
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Common Stock
3,876,556   I	   Note C
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Common Stock
500   I	   Note D
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Common Stock
2,000   I	   Note E
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Common Stock
152,400   I	   Note F
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Common Stock
220,521   I	   Note G
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Note A: Owned by First National Bank of Chicago, as Custodian (for the
	benefit of the Reporting Person)
Note B: Owned by partnership - Areljay, L.P. (of which the Reporting
	Person is a partner in a partnership which is a partner)
Note C: Owned by a partnership - The Crown Fund (of which the Reporting
	Person is a partner)
Note D: Owned by a trust - Charles Grandchildren Trust (of which the
	Reporting Person is a co-trustee and his grandchildren are
	beneficiaries)
Note E: Owned by a trust - James & Ann Goodman Trust (of which the
	Reporting Person is a beneficiary)
Note F: Owned by a partnership - The Crown Fund II (of which the Reporting
	Person is a partner)
Note G:	Owned by a trust - Charles GD Trust (of which the Reporting
	Person is the trustee and a beneficiary)

The Reporting Person disclaims beneficial ownership of the shares described in Note A through Note G, except to the extent of his beneficial interest in the entities that own these shares.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

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10.

9.        Owner-

Number    ship

of        Form
                    2.
Deriv-    of
                    Conver-                    5.
7.                         ative     Deriv-   11.
                    sion                       Number of
Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.
of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date
Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and
(Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   -
---------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)
Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------
or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-
Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion
of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date
Title     Shares  5)       4)        4)       4)
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Stock Options  	   $56.95   03/05/03  A	     2,800	 Note H   03/05/08 Common
Stock 2,800 	   2,800     D
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Explanation of Responses:

Note H: Fifty percent of these options become exercisable on March 5, 2004, and one-hundred percent become exercisable on March 5, 2005.

	/s/ Charles H. Goodman				March 7, 2003
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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